ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

Columbia Funds Series Trust I

Columbia Total Return Bond Fund (formerly Columbia Intermediate Bond Fund)

Effective February 19, 2016, the Fund made certain changes to its principal investment strategies and investment policies, including the revision or removal of certain investment limits. Such revised principal investment strategies and policies are described in a supplement, dated December 17, 2015, to the Fund’s prospectus filed with the Securities and Exchange Commission on December 17, 2015 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-15-406080), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.